Exhibit 99.1

MOD-PAC CORP.’s Net Income Up Sharply to $479,000 on 16.3% Sales Growth in 2011’s Second Quarter

  Diluted EPS advances to $0.14 compared with $0.01 in 2010’s second quarter
  Custom Folding Carton sales set another quarterly record, increasing to $10.8 million, up 19.9% over prior-year period
  Gross profit margin expands 310 basis points to 20.2%
  Adjusted EBITDA increases 77% to $1.66 million

BUFFALO, N.Y.--(BUSINESS WIRE)--August 3, 2011--MOD-PAC CORP. (NASDAQ: MPAC), (the “Company”) a manufacturer of custom paper board packaging and provider of personalized print products, today reported its results for the three and six months ended July 2, 2011.

In the second quarter of 2011, revenue increased by 16.3% to $13.4 million compared with revenue of $11.5 million in the second quarter of 2010, which ended July 3, 2010.

Net income for the second quarter of 2011 was $479,000, or $0.14 per diluted share, compared with net income of $46,000, or $0.01 per diluted share, in the second quarter of 2010. The improvement in net income was the result of increased product sales leveraged against a lower cost structure and ongoing productivity enhancements and efficiency gains.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Our continued growth in sales and strengthening margins were the direct result of our many initiatives to expand our top line by deepening relationships with existing customers, winning new business, and improvements to our operating efficiency through productivity enhancements.”

Second-Quarter Sales Review: Custom Folding Carton Sales up 19.9%;
Stock Packaging Sales Build on Improved Market Conditions

  Sales of folding cartons, which include custom folding cartons and stock packaging, were $12.5 million in the second quarter of 2011, up 18.6% from $10.5 million in the second quarter of 2010.
  For the second consecutive quarter, custom folding carton sales reached a record, advancing to $10.8 million in the second quarter of 2011, up 19.9% from $9.0 million in the second quarter of 2010, mainly due to increased business from several large existing customers, business from three new customers, and increased waste sales due to improved market conditions, offset partially by decreased business with several existing customers.

  Stock packaging sales of $1.7 million in the second quarter of 2011 were up 10.7% from $1.5 million in the second quarter of 2010. Improved market conditions had a favorable impact on the stock packaging line.
  Personalized print sales were $796,000 in the second quarter of 2011, down 7.0% from $856,000 in the second quarter of 2010, primarily due to continued weakness in this market.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, noted, “We continue to focus on ways to grow our top line, and we have invested in the expansion of our sales and marketing efforts. Those activities, together with improved economic conditions and our longstanding growth initiatives, helped us generate our second consecutive quarter of record custom folding carton sales.”

Operating Leverage Demonstrated in Margin Expansion

Gross profit increased 36.8% to $2.70 million in the second quarter of 2011, compared with $1.97 million in the 2010 second quarter. Gross margin improved 310 basis points to 20.2% in the second quarter of 2011, compared with 17.1% in the second quarter of 2010. The increase in gross profit and margin was primarily attributable to operational leverage generated by increased product sales, favorable product mix, an increase in waste revenue due to improved market conditions, and decreased rental expense, offset partially by increased repairs expense, raw material cost, and supplies costs.

Selling, general and administrative (SG&A) expenses were $1.95 million, or 14.5% of revenue, in the second quarter of 2011, compared with $1.88 million, or 16.3% of revenue, in the second quarter of 2010. The slight increase in SG&A expense was primarily driven by higher employee-related costs, offset partially by lower costs for professional services. Disciplined cost management has kept SG&A growth well below the rate of growth in sales.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash option expense (Adjusted EBITDA) was $1.66 million in the second quarter of 2011, compared with $935,000 in the second quarter of 2010. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the second quarter of 2011 was 35.4%. The effective tax rate for the three months ended July 3, 2010 was 8.0% as a result of federal and state minimum taxes.

First Half 2011 Review

Total revenue for the first half of 2011 was $27.31 million, a 16.0% increase from $23.5 million in the first six months of 2010. Sales of custom folding cartons were $21.3 million in the first half of 2011, up 20.4% compared with $17.7 million in the prior-year period, mainly due to increased business from several large existing customers, business from three new customers, and increased waste sales due to improved market conditions, offset partially by decreased business with several existing customers. Stock packaging sales rose 6.8% to $4.27 million in the first six months of 2011, primarily due to improved market conditions, while personalized print sales were down 4.2% to $1.49 million on continued weakness in this market.

Gross profit in the first six months of 2011 was $4.95 million, up 31.3% from $3.77 million in the prior-year period. The gross profit margin improved to 18.1% in the first half of 2011 from 16.0% in the corresponding 2010 period, primarily a result of the operating leverage gained from productivity and efficiency improvements.

SG&A expense was $3.77 million in the first half of 2011, or 13.8% of total revenue, compared with $3.66 million in the first half of 2010, or 15.5% of total revenue.

Adjusted EBITDA for the first six months of 2011 was $3.05 million, compared with $1.84 million in the prior-year period. (See the Reconciliation of Net Income to Adjusted EBITDA in the attached table.)

Strong Balance Sheet and Liquidity

Cash and cash equivalents were $3.4 million at the end of the second quarter, unchanged from December 31, 2010.

Capital expenditures, which were focused on productivity and infrastructure improvements and equipment upgrades, were $0.6 million in the 2011 second quarter. MOD-PAC expects capital expenditures in 2011 will be approximately $2.0 million to $2.5 million, an increase from its earlier range of $1.5 million to $2.0 million, as the Company continues to invest in productivity and efficiency upgrades. Depreciation and amortization in the second quarters of 2011 and 2010 was $0.7 million.

Under its current share repurchase program authorized in May 2011, the Company can purchase up to 200,000 shares. It has made no purchases under the current plan or in the first half of 2011.

MOD-PAC has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Outlook

Mr. Keane concluded, “We have stepped up our sales and marketing activities over the last year and are focused on growing our custom folding carton line which is the core of our business. We believe because of our specialized expertise at short-run and highly variable print, we can grow at twice the industry average. Stronger sales, leveraged against lower costs and operational improvements, have produced the margin and profitability gains that we have generated during the last two years. Looking ahead, we are confident that we can continue to grow our business by targeting customers that value our quality, speed, and value-based pricing.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 10:30 a.m. ET. During the teleconference, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562.
  The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.
  A replay can also be heard by calling (858) 384-5517, and entering replay pin number 375498. The telephonic replay will be available from 1:30 p.m. ET the day of the teleconference until 11:59 p.m. ET on August 10, 2011.

About MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on-demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited)

(in thousands except per share data)
	Three months ended		Six months ended
	7/2/2011	7/3/2010	7/2/2011	7/3/2010
Revenue
Product sales	$13,281	$11,384	$27,082	$23,268
Rent	114	137	224	269
Total Revenue	13,395	11,521	27,306	23,537
Cost of products sold	10,694	9,547	22,358	19,768
Gross profit	2,701	1,974	4,948	3,769
Gross profit margin	20.2%	17.1%	18.1%	16.0%
Selling, general and administrative expense	1,948	1,880	3,771	3,657
Income from operations	753	94	1,177	112
Operating margin	5.6%	0.8%	4.3%	0.5%
Interest expense, net	48	52	97	104
Other income	(36)	(8)	(145)	(72)
Income before taxes	741	50	1,225	80
Income tax expense	262	4	389	14
Net income	$479	$46	$836	$66

Basic income per share:	$0.14	$0.01	$0.25	$0.02
Diluted income per share:	$0.14	$0.01	$0.24	$0.02

Weighted average diluted shares outstanding	3,482	3,575	3,468	3,575

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(Unaudited)
($, in thousands)
	Three Months Ended		%	Six Months Ended		%	2011 YTD % of
	7/2/2011	7/3/2010	change	7/2/2011	7/3/2010	change	Total
FOLDING CARTONS
Custom folding cartons	$10,833	$9,036	19.9%	$21,322	$17,715	20.4%	78.7%
Stock packaging	1,652	1,492	10.7%	4,267	3,994	6.8%	15.8%
Folding cartons subtotal	12,485	10,528	18.6%	25,589	21,709	17.9%	94.5%

PERSONALIZED PRINT	796	856	-7.0%	1,493	1,559	-4.2%	5.5%
Total product revenue	$13,281	$11,384	16.7%	$27,082	$23,268	16.4%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET

(in thousands, except share data)
	(Unaudited)
	July 2, 2011	Dec 31, 2010
Current assets:
Cash and cash equivalents	$3,438	$3,440

Accounts receivable	5,677	5,003
Allowance for doubtful accounts	(62)	(96)
Net accounts receivable	5,615	4,907
Refundable income taxes	82
Inventories	6,063	5,234
Prepaid expenses	469	440
Total current assets	15,667	14,021

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and improvements	12,460	12,460
Machinery and equipment	49,103	48,697
Construction in progress	612	56
	63,345	62,383
Less accumulated depreciation	(49,563)	(48,114)
Net property, plant and equipment	13,782	14,269
Other assets	472	487
Totals assets	$29,921	$28,777

Current liabilities:
Current maturities of long-term debt	$91	$110
Accounts payable	1,599	1,302
Accrued expenses	781	939
Income taxes payable	-	40
Total current liabilities	2,471	2,391

Long-term debt	1,863	1,958
Other liabilities	26	24
Deferred income taxes	48	6
Total liabilities	4,408	4,379

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares,
issued 3,561,521 in 2011, 3,549,017 in 2010	36	35
Class B common stock, $.01 par value, authorized 5,000,000
shares, issued 607,568 in 2011, 616,472 in 2010	6	6
Additional paid-in capital	3,510	3,232
Retained earnings	28,961	28,125
Treasury stock at cost, 816,270 shares in 2011 and 2010	(7,000)	(7,000)
Total shareholders' equity	25,513	24,398
Total liabilities and shareholders' equity	$29,921	$28,777

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in thousands)	(Unaudited)
	Six Months Ended
	July 2, 2011	July 3, 2010
Cash flows from operating activities:
Net income	$836	$66
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,454	1,374
Provision for doubtful accounts	(11)	(34)
Stock option compensation expense	271	282
Deferred income taxes	42	-
Gain on disposal of assets	(49)	(33)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(697)	(162)
Inventories	(828)	10
Prepaid expenses	(29)	(321)
Other liabilities	2	(12)
Accounts payable	299	(638)
Refundable income taxes	(122)	-
Accrued expenses	(158)	(212)

Net cash provided by operating activities	1,010	320

Cash flows from investing activities:
Proceeds from the sale of assets	49	131
Change in other assets	9	(5)
Capital expenditures	(962)	(965)

Net cash used in investing activities	(904)	(839)

Cash flows from financing activities:
Principal payments on long-term debt	(114)	(371)
Proceeds from the issuance of stock	6	-
Deferred financing costs	-	(17)

Net cash used in financing activities	(108)	(388)

Net decrease in cash and cash equivalents	(2)	(907)

Cash and cash equivalents at beginning of year	3,440	3,780

Cash and cash equivalents at end of period	$3,438	$2,873

MOD-PAC CORP.
Reconciliation between GAAP Net Income and Adjusted EBITDA

(in thousands)	Three Months Ended		Six Months Ended
	7/2/2011	7/3/2010	7/2/2011	7/3/2010

GAAP Net Income	$ 479	$ 46	$ 836	$ 66

Interest	48	52	97	104
Taxes	262	4	389	14
Depreciation and amortization	730	686	1,454	1,374
Stock-based compensation	137	147	271	282

Adjusted EBITDA	$ 1,656	$ 935	$ 3,047	$ 1,840

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com